EXHIBIT 3(a)(v)

                         CERTIFICATE OF AMENDMENT
                                    OF
                       CERTIFICATE OF DESIGNATIONS,
      PREFERENCES AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
                                    OF
                   EVEREST & JENNINGS INTERNATIONAL LTD.

          Everest & Jennings International Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That each member of the Board of Directors of Everest & Jennings International Ltd. has given written consent to the adoption of resolutions setting forth a proposed amendment to the corporation's Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stockand declaring said amendment advisable and calling for the presentation of said amendment to the voting stockholders of the corporation for consideration thereof. The resolutions setting forth the proposed amendment is as follows:

          RESOLVED, that the voting rights provided to the Company's Series B Convertible Preferred Stockholders shall be adjusted to maintain their relative rights by amending Section 3(a) of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock to read as follows:

               "(a) except as provided in Section 3(c) below, each share of Series B Convertible Preferred Stock shall entitle the holder thereof to a 1/10 vote on all matters submitted to a vote of the Corporation's holders of Common Stock;"

          SECOND: That thereafter at a meeting of stockholders, stockholders holding a majority of the outstanding shares of the corporation's Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class and voting separately as a class, gave their approval to the adoption of the amendment in accordance with the provisions of Section 216(2) of the General Corporation Law of the State of Delaware.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and that the capital of the corporation will not be reduced under or by reason of the amendments.

          IN WITNESS WHEREOF, said Everest & Jennings International Ltd. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Timothy W. Evans, its secretary, this 5th day of June, 1996.


                              /s/ Timothy W. Evans, Secretary